GRANT AGREEMENT

DOCKET NUMBER **22788**

This AGREEMENT is made this 11th day of May 2021 by and between the **Propane Education & Research Council, Inc.** whose address is 1140 Connecticut Avenue, NW, Suite 1075, Washington, D.C. ("Council") and **Qnergy Inc.** whose address is 300 West 12th Street, Ogden, Utah 84404, ("Grantee") and shall govern the performance, services and other activities required under this Agreement. Council and Grantee are hereinafter referred to collectively as the "Parties" and individually as the "Party."

SHORT TITLE

The short title of the project hereby undertaken is "**Stirling Battery Ecosystem (SBE9000) Using Propane**" and the total funding to be provided by the Council for this project shall not exceed $450,000.00 unless otherwise specified herein or amended pursuant to the terms of this Agreement.

RECITALS

A. Pursuant to the Propane Education and Research Act of 1996 ("PERA"), Public Law 104-284 (15 U.S.C. 6401, *et seq.*), as amended, the Council is required to develop programs and complete projects for the purpose of enhancing consumer and employee safety and training on the use of propane; ensuring the performance of productive research focused on the development of clean and efficient propane utilization equipment; and informing and educating the public about safety and other issues associated with the use of propane.

B. In furtherance of the development of such programs and projects and PERA's statutory mandate, the Council desires to provide funding to the Grantee, and the Grantee desires to accept such funds from the Council, all in accordance with the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth in this Agreement, the sufficiency of which is hereby acknowledged, the Council and the Grantee hereby agree as follows:

WITNESSETH:

Article 1. Scope of the Work.

1.1. The Grantee shall furnish and perform for the Council all of the research and/or other professional services required by the terms and conditions of this Agreement as well as the instructions, specifications, schedules, exhibits and other documents referenced herein or attached hereto, including, but not limited to, the services and work to be performed as set forth in **Schedule I** to this Agreement. All such exhibits, schedules and referenced documents are incorporated herein by reference and made a part of this Agreement. This Agreement, all schedules and exhibits hereto and all referenced documents and requirements are hereinafter referred to collectively as the "Contract" or the "Contract Documents." All services, research and work-product required to be completed under this Contract and the Contract Documents (including work required by change orders) shall be referred to herein as the "Work." The requirements of this Contract shall be broadly construed to effectuate the Council's intent which is to ensure the Council's receipt of services, research and Work that meets applicable industry standards for professional services and work of the same or a similar nature and that comply in all respects with the Contract Documents, the requirements and intent of PERA, and the Council's by-laws, policies, rules and procedures currently in force and as amended. When **Schedule I** to this Contract includes the Grantee's Proposal for performing the required Work, the Grantee shall provide all of the Services and perform all of the Work proposed and shall do so in accordance with and in the manner prescribed by this Contract and the Contract Documents.

1.2. The Scope of Work is not intended to limit the Grantee's ability to incorporate unique or beneficial features into its Work.

1.3. This Contract and all other Contract Documents are intended to supplement and complement each other and shall, where possible, be thus interpreted. If, however, any provision of the Contract or Contract Documents irreconcilably conflicts with another provision, the provision imposing the greater duty or obligation on the Grantee shall govern.

Article 2. General Performance Obligations.

2.1. **Work and Capabilities.** In completing the Work required under this Contract and any change orders awarded, the Grantee shall provide all management, supervision, manpower, administrative support, materials, supplies, and equipment, and shall plan, schedule, coordinate and ensure effective and timely performance of all specified services within the fixed or other pricing of the Contract.

2.2. **Reviews.** The Council's review, approval, acceptance of, or payment for any of the Work required under this Contract, shall not be construed as a waiver by the Council of any rights under the Contract.

2.3. **Professional Quality.** The Grantee is responsible for the professional quality, technical accuracy and coordination of the Work. The Grantee shall, without additional compensation, address questions by the Council or its agents or representatives and correct or revise errors or deficiencies in the Work furnished under this Contract.

2.4. **Communications.** While the Grantee may communicate with other representatives of the Council, the Grantee shall proceed with Work based solely on the directions, instructions and/or comments of the Council's Authorized Representative as referenced in **Article 27**. Before proceeding with any directions or instructions issued by a party other than the Council's Authorized Representative, the Grantee shall first obtain the approval and consent of the Council in writing.

2.5. **Meetings and Documentation.** Throughout Contract performance, the Council may schedule periodic meetings/conference calls, at mutually agreed upon times, with the Grantee through the Parties' Authorized Representatives for the purposes of discussing Work status, procedures, progress, problems, scheduling, cost issues and other pertinent matters involving the Work. The Grantee shall attend and participate in such meetings/conference calls. The Grantee shall also attend meetings where questions or problems arise concerning the Grantee's Work and as otherwise requested by the Council.

2.6. **Project Issues.** The Grantee shall immediately notify the Council in writing of any problems, issues, delays or concerns involving its Work. Grantee shall promptly make recommendations concerning solutions, cost controls, scheduling, and levels of effort, while maintaining the approved Contract completion dates, interim and otherwise.

2.7. **Data Collection, Analysis, Recommendations and Deliverables.** It shall be the sole responsibility of the Grantee to obtain the information required to successfully complete its Work in accordance with all Contract requirements. The Grantee's draft and final reports and other submissions that are required to be delivered under the Contract ("Deliverables") are to be prepared based on all information available in the relevant scientific communities as well as on appropriate research, surveys, conferences, and factual information from other data sources. All Deliverables shall be made available to the Council for review and approval in such time so as not to delay completion of the Work. Such Deliverables shall give full consideration and demonstrate responsiveness to all of the views and comments expressed by all reviewing parties.

2.8. **Interactions and Proceedings.** The Grantee shall establish all necessary liaisons, coordination, and support with any agencies or representatives at the federal, state, regional, and local levels, and as otherwise required by the Council. The Grantee shall prepare and provide all information and submissions required for approvals by governmental authorities or others having jurisdiction over the Work, except information that the Council agrees in writing to provide. Unless the Council provides otherwise in writing, the Grantee shall be solely responsible for actively participating in all such proceedings associated with obtaining such approvals or otherwise complying with all applicable federal, state and local laws, codes and regulations.

Article 3. Grantee Deliverable Procedures.

If the Council reasonably determines that any material aspect of a Deliverable is inadequate or incomplete, the Grantee shall make any corrections and/or additions and resubmit the Deliverable at no additional cost to the Council.

Article 4. Progress and Other Reporting Requirements.

The Grantee shall submit to the Council, quarterly throughout the Contract performance period and additionally as mutually agreed, a status or progress report ("Progress Report"). In such Progress Report, Grantee shall provide an account of Work performed, and an accounting of all time expended and funds disbursed, to date by the Grantee under the Contract. Such Progress Report shall be provided in addition to any other Deliverable that is to be submitted in accordance with the Contract's Work Schedule. Along with the final invoice, and any other Deliverables required to be submitted under the Contract, the Grantee shall submit a final report in writing to the Council setting forth the results achieved under and pursuant to the Contract ("Final Report"). The Final Report on the Contract shall include: A complete summary of the Work, including the research, study or analysis carried out, detailed experimental protocols including the research performed during the course of the Work, and a full explanation and accounting of the use of the Council's funding for the Work. To the extent the Council reasonably determines that such Deliverables, Progress Reports or Final Report on the Contract are inadequate, the Grantee shall be required to make all appropriate adjustments or corrections in the Deliverables or Reports before the Council shall be required to make final payment to the Grantee. In addition to periodic meetings, Progress Reports, Final Report and other Deliverables, the Grantee shall provide to the Council copies of all data and other information in connection with the Contract or the Work including, without limitation, all raw data obtained as a result of studies or analyses conducted in the course of Contract performance, including all experimental procedures employed or performed in sufficient written detail to permit the Council or its future Grantees to use such procedures in their own research.

Article 5. Contract Price.

The Grantee shall not charge for and the Council shall not be liable for any costs incurred or fee claimed by the Grantee in excess of $450,000.00.

Article 6. Progress Payments -- [Applicable: ☒Yes ☐No].

The Council shall pay the Grantee on a fixed price basis in accordance with the terms and conditions set forth in **Schedule IV** attached hereto.

Article 7. Contract Performance Period and Scheduling.

The Work to be performed under this Contract shall begin on **May 3, 2021** and shall be finally completed **November 30, 2023** plus any applicable extension of time granted by the Council.

Article 8. Acceptance and Final Payment.

If and when the Council, in its reasonable discretion, determines that all Work is fully performed and acceptable and that all terms and conditions of the Contract have been satisfied, the Council shall pay to the Grantee the remaining balance due under the Contract.

Article 9. Proceeds from Sale, License or Other Use of the Work -- [Applicable: ☐ Yes ☒No].

Article 10. Status and Responsibility of the Grantee and its Personnel.

It is understood and agreed that the Grantee will perform the Work required by this Contract as an independent contractor and that during the performance of this Contract, the Grantee's employees will not be considered employees of the Council within the meaning or the application of any federal, state or local laws or regulations including, but not limited to, laws or regulations covering unemployment insurance, old age benefits, workers' compensation, industrial accident, labor or taxes of any kind. The Grantee's personnel who are to perform the Work to be provided by Grantee hereunder are and shall be deemed under the employment and ultimate control, management and supervision of the Grantee. It is understood and agreed that Grantee's employees shall not be considered the Council's employees within the meaning or application of Customer/employee fringe benefit programs or for purposes of vacations, holidays, pension, group life insurance, accidental death, medical, hospitalization and surgical benefits.

Article 11. Compliance with Law.

The Grantee shall perform all Work in strict compliance with all federal, state and local laws, rules, regulations, standards, codes and other governmental requirements, including but not limited to the Propane Education and Research Act of 1996, Public Law 104-284, as amended, that are applicable to the performance of the Work on the effective date of this Contract and throughout Contract performance, as well as in compliance with the Council's document entitled "Policies, Rules and Procedures."

Article 12. Environmental, Safety and Health Provisions.

Throughout the performance of this Contract, the Grantee agrees to comply with: (a) all applicable safety and health protection procedures, laws and regulations of federal, state and local governmental agencies, including but not limited to, the Occupational Safety and Health Administration and/or its state or local equivalents; and (b) all applicable environmental protection laws, procedures and regulations enforced by federal, state and local governmental agencies including, but not limited to, the U.S. Environmental Protection Agency and/or its state or local equivalents.

Article 13. Employment and Related Laws.

To the extent applicable as a matter of law to the Work and/or the subcontracting of the Work hereunder, the following provisions are incorporated by reference and the Grantee represents that it will comply with them: The Equal Employment Opportunity Act, E.O. 11246 and 41 CFR Secs. 60-1.4 and 60-1.7; the Employment of Veterans Act, 41 CFR Sec. 60-250; and the Employment of Handicapped Act, 41 CFR Sec. 741-4, Drug Free Workplace Act of 1988 (Pub.L. 100-690); Service Contract Act of 1965, as amended, 41 U.S.C. 351, et seq.; Americans with Disabilities Act of 1990, 42 U.S.C. § 12101, et seq., and such other laws or regulations as the federal government may require the Council to flow down to its contractors; and all rules and regulations issued pursuant to the foregoing.

Article 14. Protection of the Public and the Work.

The Grantee shall take all reasonable and necessary precautions for the protection and safety of: the public, the Grantees employees, representatives and agents, and all other personnel performing the Work. The Grantee shall take reasonable precautions to protect the Work and the Work of the Council's other contractors from loss, damage or destruction arising from any act or omission of the Grantee, any subcontractor, or any other conditions affecting the Work.

Article 15. Changes in the Work and Claims.

15.1. The Council's Authorized Representative may at any time initiate changes in the Work that alter, add to or delete Work required under this Contract ("Change"). If such a Change affects the cost or the time required for completion of the Work, then the Contract Price and Contract Performance Period shall be increased or decreased as appropriate and in accordance with the terms of this Article 15. The Council will initiate the change process by providing a written description of the Change to be made by the Grantee. The Grantee shall submit promptly to the Council a document entitled "Change Order Proposal" itemizing the reasonable and necessary adjustment in the Contract Price and Contract Performance Period to correspond to the Change. If the Council and the Grantee cannot agree on the appropriate adjustment in the Contract Price or Contract Performance Period, the Grantee shall nevertheless proceed with the Work associated with the Change, and the disagreement on the adjustment shall be resolved in accordance with Paragraph 15.3 below and **Article 23** on Disputes.

15.2. The Grantee may initiate a Change or assert a claim for damages, loss or increased performance costs arising from or relating to the Contract ("Change Request" or "Claim") only by submitting to the Council a document entitled "Grantee Change/Claim Proposal." The Grantee shall have no right to relief for a Grantee initiated Change Request or a Claim unless the Grantee submits a Grantee Change/Claim Proposal to the Council within fifteen (15) days of the date that the Grantee first learns of the occurrence of the events giving rise to the Change Request or Claim. Unless directed in writing by the Council to proceed, the Grantee shall not proceed with the Work that is the subject of a Change Request or Claim unless the Council and the Grantee have entered into a written change order fully memorializing the agreed-to adjustment in the Contract Price and Contract Performance Period. In the event the Council and the Grantee cannot agree upon: whether work involves a Change to the Contract; whether or not a Claim is valid; or the appropriate adjustment in the Contract Price or Performance Period associated with a Claim or Change Request, then the Grantee shall nevertheless proceed with the Work associated with the Change Request or Claim and the disagreement shall be resolved in accordance with Paragraph 15.3 below and **Article 23** on Disputes.

15.3. Any dispute as to the appropriate adjustment in the Contract Performance Period or Contract Price associated with a Change, Change Request or Claim shall be settled in accordance with **Article 23** hereof and the terms of this Paragraph 15.3. Under no circumstances shall the Grantee be entitled to recover any amount more than a reasonable adjustment in the Contract Price based upon costs reasonably and necessarily incurred by the Grantee in connection with a Change, Change Request or Claim. Under no circumstances shall the Grantee be entitled to recover consequential, exemplary or punitive damages from the Council. All Grantee Change/Claim Proposals shall be submitted in writing, and shall include the relief requested, a detailed explanation of the basis for the Claim or Change and complete supporting documentation.

15.4. Notwithstanding the foregoing, if the Grantee is delayed, disrupted or interfered with or suffers damage or loss of any kind during the progress of the Work as a result of a force majeure event as defined in Article 26, or as a result of the action or inaction of the Council or its agents or representatives the Grantee may submit a Change Request or Claim and its sole and exclusive remedy against the Council shall be the award of relief extending the Contract Performance Period for a reasonable time. Under no circumstances shall the Grantee be entitled to recover consequential or punitive damages from the Council.

Article 16. Grantee's Continuing Obligation.

Neither inspection by the Council, nor issuance of any payment to the Grantee, termination of this Contract, nor any provision of this Contract, statement or conduct of the Council shall relieve the Grantee of liability for failing to satisfy its obligation under this Contract or otherwise performing faulty or inadequate services.

Article 17. Council's Right to Terminate Contract for Cause and Convenience.

17.1. **Termination for Cause.** The Council may terminate or cancel this Contract in whole or in part for cause, if: (a) Grantee's performance does not conform in all respects to the terms of this Contract; (b) Grantee fails to timely and satisfactorily provide its Deliverables or services to the Council, as time is of the essence under this Contract; or (c) any question arises concerning Grantee's financial condition or solvency. Where a basis for termination exists, the Council will give the Grantee written notice, specifying the cause(s) for such dissatisfaction. If the deficiencies are not corrected to the satisfaction of the Council within thirty (30) days of the date contained on the Council's written notice, or such other longer period of time set forth in the Council's notice, the Grantee will be given written notice of the Council's termination of this Contract for cause. Any notice of termination or cancellation shall specify the extent to which performance under the Contract is terminated, and the effective termination or cancellation date.

17.2. **Termination Compensation.** In the event the contract is terminated for cause, the Council shall pay to the Grantee the balance due, if any, on the Contract price for Work actually performed, accepted and approved by the Council prior to the effective date of termination, less payment previously made by the Council on account thereof and less any damages or loss the Council may have incurred as a result of the Grantee's performance

or conduct. The Grantee shall not be entitled to recover lost profits on uncompleted Work, nor shall the Grantee be entitled to recover any damages (consequential or otherwise), compensation or indemnity of any kind as a consequence of such termination.

Article 18. Payments Withheld.

The Council may withhold all or part of any payment to the extent necessary to protect the Council from loss or damage on account of: (a) Defective Work not remedied; (b) Claims filed or reasonable evidence indicating probable filing of claims by other parties against the Grantee or the Council; (c) Failure of the Grantee to make payments properly to subcontractors; (d) A reasonable doubt that this Contract can be completed for the balance then unpaid or within the time specified; (e) Damage to the Work, to the Council's property, the work of the Council's other contractors or other contractors, or the failure to protect against such damage; (f) Failure of the Grantee to make satisfactory progress or to meet the established performance schedule; (g) The Grantee's violation of any applicable laws, ordinances, rules, regulations, instructions and/or other Contract performance requirements; and (h) Any other penalty, fine, damage or cost directly incurred or sustained by the Council, or that may be incurred or sustained, as a result of Grantee's fault and/or violation.

Article 19. Insurance.

19.1. Liability Insurance [Applicable: ☒Yes ☐No].

The Grantee shall purchase from and maintain in a company or companies lawfully authorized to do business in the jurisdiction in which the Work will be performed and which carry a Best's Rating of A - VII or higher or are otherwise acceptable to the Council, such insurance as will protect the Grantee from the claims set forth below which may arise out of or result from the Grantee's operations under the Contract and for which the Grantee may be legally liable, whether such operations be by the Grantee or by a subcontractor or by anyone directly or indirectly employed by any of them, or by anyone for whose acts any of them may be liable: (a) Claims for workers' compensation, coverage or relief; (b) Claims for damages because of bodily injury, occupational sickness or disease, or death of the Grantee's employees; (c) Claims for damages because of bodily injury, sickness or disease, or death of any person other than the Grantee's employees; (d) Claims for damage insured by usual personal injury liability coverage which are sustained (1) by a person as a result of an offense directly or indirectly related to employment of such person by the Grantee, or (2) by another person; (e) Claims for damages because of injury to or destruction of tangible property, including loss of use resulting therefrom; (f) Claims for damages because of bodily injury, death of a person or property damage arising out of ownership, maintenance or use of a motor vehicle; and (g) Claims involving obligations under the Indemnification Article of this Contract to the extent Grantee causes personal injury or property damage.

19.1.1. Workers' Compensation

Statutory for all states where Work is being performed or where employees are hired or where employees reside. Employers Liability Limits: $1,000,000 - Per Accident; $1,000,000 - Disease-Policy Limit; and $1,000,000 - Disease-Each Employee.

19.1.2. Commercial General Liability

Include the following terms and conditions: (a) Premises Operations (including XCU coverages); (b) Independent Contractors; (c) Broad Form Property Damage including completed operations; (d) Blanket Contractual; (e) Occurrence Form; (f) Incidental Medical Malpractice; (g) Personal Injury with employment and contractual exclusions deleted; and (h) General Aggregate shall apply separately to each project. Limits: $1,000,000 - Each Occurrence; $2,000,000 - General Aggregate; and $2,000,000 - Products/Completed Operations; and Umbrella liability coverage of $5,000,000.

19.2. General Terms and Conditions

The Council and Grantee shall also be bound by the following terms and conditions: (a) The Grantee shall name the Council as an additional insured on all policies except Workers' Compensation; (b) A waiver of subrogation in favor of the Council shall be included on all policies including Workers' Compensation; (c) All required insurance shall be primary over any insurance or self-insurance program maintained by the Council; (d) Insurance held or procured by the Grantee shall not reduce or limit the Grantee's contractual obligations to indemnify and defend the Council for claims made or suits brought which result from or are in connection with the performance of this Contract; (e) Before commencing Work on the Project, the Grantee shall provide the Council with certificates evidencing the Grantee's purchase of all insurance and coverage required by this Contract; (f) Acceptance of any certificate of insurance evidencing the insurance coverages and limits required in the Contract does not constitute approval or agreement by the Council that the insurance requirements have been met or that the insurance policies shown are in compliance with the Contract requirements; and (g) The insurance policies and Certificate of Insurance shall contain a provision that coverages afforded under the policies will not be canceled, until at least 30 days prior notice has been given to the Council.

Article 20. Warranty and Quality.

The Grantee warrants that all Work, services, products and materials shall: conform to the Scope of Work agreed to by the Grantee and the Council; meet the applicable industry standards for professional quality, merchantability and fitness for their intended purpose; and comply with all applicable laws and regulations. If any Work performed, including Work product, is defective or otherwise not in conformity with the requirements of this Contract, the Council, in addition to its other rights, may require proper correction, replacement or completion thereof at the Grantee's expense. The Grantee's duty to perform correction and replacement Work shall survive the Council's Review, inspections, tests and acceptance for a period of twelve (12) months from the date the Council issues a Certificate of Final Completion covering the Work.

Article 21. Indemnity by the Grantee.

21.1. The Grantee agrees to indemnify, defend and hold harmless the Council, its directors, officers, agents, staff, and employees (all such parties are hereinafter referred to collectively as the "Indemnified Parties") from and against any and all liability, claims, lawsuits, losses, demands, damages, costs, and expenses (including reasonable attorney's fees and court costs), arising directly or indirectly out of the Grantee's performance under the Contract, Grantee's Work, the design, manufacture, sale or use of any embodiment or manifestation of the Work or Contract performance.

21.2. The Grantee agrees to provide a diligent defense against any and all liability, claims, lawsuits, losses, demands, damages, costs, and expenses (including attorney's fees and court costs), brought against the Indemnified Parties with respect to the subject of the indemnity whether such claims or actions are rightfully or wrongfully brought or filed. Any Indemnified Party wishing to be indemnified shall:

a) promptly after receipt of notice of any and all liability, claims, lawsuits losses, demands, damages, costs, and expenses, or after the commencement of any action, suit, or proceeding giving rise to the right of indemnification, notify the Grantee, in writing, of said liability, claims, lawsuits, losses, demands, damages, costs, and expenses and send to the Grantee a copy of all papers served on the Indemnified Party;

b) permit the Grantee to retain qualified counsel of its choosing to represent the Indemnified Party (but in the event that the Grantee does not select counsel to represent the Indemnified Party within ten (10) days, the Indemnified Party may select its own counsel, the reasonable fees and costs of which will be borne by the Grantee); and

c) allow the Grantee to retain exclusive control of any such liability, claims, lawsuits, losses, demands, damages, costs, and expenses, including the right to make any settlement, except that the Grantee will not have the right to make any settlement or take any other action which would be deemed to confess wrongdoing by any of the Indemnified Parties or could reasonably be expected to have a negative effect on the reputation of one of the Indemnified Parties, without the prior written consent of the Council and the Indemnified Party involved.

Article 22. Subcontractors and Suppliers/Flow Down Obligation.

The Grantee agrees to be responsible for any failure by its subcontractors or consultants to comply with the terms and conditions of this Contract. Nothing herein shall be deemed to create a contractual relationship between any such subcontractor and the Council or provide a basis for any claim by a subcontractor against the Council. All of the Grantee's subcontractors and consultants shall be apprised of the terms and conditions of this Contract and shall be held liable, accountable for and subject to these terms and conditions in their own subcontract work and contracts to the same extent and degree that the Grantee is or would be liable, accountable for and subject to these terms and conditions in its Contract Work. It shall be the Grantee's duty to ensure that its subcontractors and consultants accept and comply with the terms and conditions of this Contract.

Article 23. Disputes.

Claims, disputes or other matters in question between the Parties to this Contract that cannot be resolved by good faith negotiations shall be subject to mediation, and if necessary, arbitration. A demand for mediation shall be made within thirty (30) days after one Party has notified the other Party in writing of its belief that a dispute cannot be resolved by negotiation. After the expiration of the thirty- (30) day period, the Parties may nevertheless agree in writing to submit the dispute to mediation. Any mediation shall be held in accordance with the Mediation Rules of the American Arbitration Association in effect when the dispute arises, unless the Parties mutually agree otherwise in writing. The mediation shall take place at a mutually convenient location in Washington, D.C. Demand for mediation shall be filed in writing with the other Party to this Contract and with the American Arbitration Association. Any dispute or difference arising out of or in connection with this Contract which cannot be amicably settled by mediation within sixty (60) days after a demand for mediation is issued, shall be finally settled by arbitration under the Rules of Commercial Arbitration of the American Arbitration Association. The arbitration shall take place at a mutually convenient location in Washington, D.C. The resulting decision of the arbitrators shall be final and binding on the Parties. Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction thereof. In no event shall the demand for mediation or

arbitration be made after the date when institution of legal or equitable proceedings based upon such claim, dispute or other matter in question would be barred by the applicable statute of limitations.

Article 24. Non-Disclosure Agreement and Publications.

24.1. The Grantee and all individuals conducting the Work, whether paid under this Agreement or otherwise, may not engage in similar Work performed independently under other grants, contracts, or agreements with parties other than the Council without the prior written consent of the Council which shall not be unreasonably withheld. The Grantee agrees to use its best efforts to prevent disclosure of information arising from or relating to this Contract which is designated in writing as being "CONFIDENTIAL."

24.2. The Grantee further agrees that, except as provided below and in paragraph 24.3, it will not use or disclose any of the results of the Work. However, such information may be disclosed insofar as such disclosure is necessary to allow either the Grantee or the Council, as the case may be, (i) to defend itself against litigation, (ii) to file and prosecute patent, copyright or trademark applications on any invention or other intellectual property conceived or reduced to practice under the Contract, or (iii) to comply with any judicial decree or government action. Notwithstanding the above, such obligation of confidentiality shall not apply to information that at the time of disclosure: (a) is in the public domain; (b) has come into the public domain through no fault of the Grantee; (c) was known to the receiving party prior to its disclosure by the disclosing party; (d) is disclosed by a third party not under an obligation of nondisclosure; (e) is required by law or legal process to be disclosed; or (f) written permission for disclosure has been granted to the disclosing party by the Grantee or the Council, as the case may be.

24.3. 24.3. The Grantee shall have the right to publish in scientific or other journals, or to present at professional conferences or other meetings, the results of the Work conducted under this Contract following the submission of the Final Report, provided however, that such publication or presentation clearly recognizes and acknowledges the Council as the sponsor of the Work. A copy of each proposed publication shall be provided to the Council within a reasonable time in advance of submission for publication. The Council shall also receive final drafts of any proposed publication, and the Council shall be named in the publication as the sponsor of the Project. In the case of publication or presentation, the Council will provide the Grantee with the means or method to identify the Council as the sponsor of such research. The Grantee agrees not to use the Council's name or logo in any marketing or promotional materials for the Grantee's commercial products without first obtaining the Council's written consent for such use, which consent will not be unreasonably withheld.

24.4. Regardless of whether the Council retains the ownership rights in the Work, the Council shall have an irrevocable, limited, non-commercial, non-transferable license to use the Work or work product produced under this Contract in connection with the work of other Council Grantees and in the Council's activities, including but not limited to the right to use and disseminate the Work or work product on the Council's Internet web page. To remove doubt, the Council does not have the right to (a) make any commercial use of the Work; and/or (b) sublicense the rights in the Work to any company or person, without Grantee's prior written consent.

24.5. Grantee has the right to disclose this Contract and its terms if required by any regulatory authority including in connection with SEC regulations for the purpose of filing its Form S-1 and/or any similar forms and requirements in other jurisdictions in which the Grantee operates and/or is authorized to do business.

24.6. In any such publication and any related promotional material, the Grantee (unless otherwise instructed by the Council) shall include the following disclaimer in any publication: "The material and other information included in this publication/presentation is intended to provide general guidance only on the subject matter addressed by the publication/presentation. It is not intended to be a substitute for the personal instruction, guidance and advice of a professional with training and experience in the safe and proper use of propane."

Article 25. Ownership of the Work.

The Grantee has established programs for the research and development of propane-fueled technologies and related systems and programs at significant cost and expense to the Grantee. In accepting this Grant, no right, title, or interest to the intellectual property in the Work shall transfer to the Council unless as otherwise provided in this Agreement or attachments thereto.

The parties acknowledge that the Grantee retains intellectual property rights in any patents developed by the Grantee under the Contract. Except as expressly provided herein, the Grantee shall have the sole and exclusive right, title and interest in and to any invention or development of a product, device, process, or method, whether protectable by patent, or otherwise, that may arise from the Grantee's performance under the Contract.

The Grantee acknowledges that the Final Report of the Work, and Contract performance pertaining to any inventions, products or services arising from or that are the subject of the Contract, will be made available to all members of the Propane Gas Industry on equitable commercial terms and in no event may such results or inventions be restricted to any group of industry members or may pricing of the product discriminate among distinct groups of industry members outside of accepted volume commitment requirements. The Council shall own all right, title, and interest in any regulatory

approvals which are obtained by or on behalf of the Council by others, except that the Grantee shall own all right, title and interest in any regulatory approvals which are obtained by or on behalf of the Grantee with regard to the Work performed hereunder.

Article 26. Force Majeure.

"*Force majeure*" shall be any cause beyond the control of the Council and the Grantee which they could not have reasonably foreseen and guarded against. *Force majeure* includes, but is not limited to, acts of God, labor disputes, financial crises, supplier delays in the issuance of the Council furnished equipment, fires, riots, civil commotions or civil unrest, incendiarism, interference by civil or governmental authorities, and acts of war.

Article 27. Notice and Authorized Representative.

Written notice shall be deemed to have been duly served when received by hand delivery or when sent and received by certified or registered mail, in each case to: (1) the "Company General Counsel/Senior Executive Officer" at the address set forth on the first page of this Contract; and (2) to the following Authorized Representatives for the Council and the Grantee. Each party shall advise the other in writing of any applicable address change.

Council's Authorized Representative:

Name: T. E. Perkins, Jr.
Address: 1140 Connecticut Avenue, NW
Suite 1075
Washington, DC 20036
Phone: (202) 452-8975
Fax: (202) 452-9054

Grantee's Authorized Representative:

Name: Ory Zik
Address: 300 West 12th Street
Ogden, Utah 84404
Phone: (617) 943-3215
Email: ory.zik@qnergy.com

Article 28. Governing Law.

This Contract, including all performance requirements and disputes hereunder, shall be governed by and construed in accordance with the laws of the District of Columbia.

Article 29. Entirety Clause/Severability.

The terms and conditions of this Contract constitute the sole, exclusive and entire agreement between the Council and the Grantee. Any modifications must be set forth in writing and signed by the Council's and the Grantee's duly Authorized Representative. If any provision herein is held to be invalid by any competent court or arbitration tribunal, the remaining provisions of this Contract shall survive and remain in full force and effect.

Article 30. Waiver.

No waiver shall be deemed made by either Party unless expressed in writing and signed by the waiving Party. The failure of either Party to insist, in any one or more instances, upon strict performance of any of the terms or provisions of this Agreement, or to exercise any option or election herein contained, shall not be construed as a waiver or relinquishment for the future of such terms, provisions, option or election, but the same shall continue and remain in full force and effect, and no waiver by any Party of any one or more of its rights or remedies under this Agreement shall be deemed to be a waiver of any prior or subsequent rights or remedy hereunder or at law. All remedies afforded in this Agreement shall be taken and construed as cumulative; that is, in addition to every other remedy available at law or in equity.

Article 31. Miscellaneous Provisions.

31.1. **Access to Records.** In connection with the Work performed, Payment Requests, Grantee Claims, Change Requests, Changes, and terminations, the Grantee shall grant the Council access to and permit copies to be made of Grantee's books and records, including records of reimbursable and other expenses.

31.2. **Taxes.** The Contract Price includes and the Grantee shall pay, all sales, consumer, use and other similar taxes required by law, all as part of the Contract Price.

31.3. **Authority.** The officers or partners of the Council and the Grantee, respectively, signing this agreement represent and warrant that they have the power and authority to execute the Contract on behalf of the Council or the Grantee, as applicable, and to bind the Council or the Grantee, as applicable, herein.

31.4. **Permits and Notices.** The Grantee shall obtain all permits and licenses required as a matter of law or regulation and necessary for the proper completion of all Work under this Contract. The Grantee shall provide all notices required by law, which bear on the performance of the Work.

31.5. **Inspection and Testing of Work.** Upon written request, the Council and its representatives shall at all reasonable times during normal business hours have access to and the right to inspect the Work.

31.6. **Assignment.** The Grantee shall not assign or sublet this Contract in whole or in part, nor shall the Grantee assign any monies due or to become due hereunder, without the prior written consent of the Council.

Upon thirty- (30) days notice to Grantee, the Council may assign this Agreement to another individual or entity.

31.7. **Use of Institution Name/Public Statements.** The Grantee agrees to make no public presentations about the Work outside of appropriate scientific meetings, to issue no news releases about the Work, and the Grantee shall not make use of the Council's name in any form of public information without the written permission of the Council.

31.8. **Relationship.** Nothing herein contained shall be construed to imply a joint venture, partnership or principal-agent relationship between the Council and the Grantee, and neither Party shall have the right, power or authority to obligate or bind the other in any manner whatsoever, except as otherwise agreed to in writing.

IN WITNESS WHEREOF, the parties by their duly Authorized Representatives have executed this Contract and entered into this Contract on the dates set forth below. The date provided below by the final signatory to this Contract shall be the effective date of this Contract.

Propane Education & Research Council, Inc.
(Council)

By: C. Michael Eason
(signature)

Name	C. Michael Eason
Title	Senior Vice President Administration and Finance
Address	1140 Connecticut Avenue, NW Suite 1075
City, State, Zip	Washington, DC 20036
Date	5/11/2021

Qnergy, Inc.
(Grantee)

By: Oz Zik
(signature)

Name	Ory Zik
Title	Chief Executive Officer
Address	300 West 12th Street
City, State, Zip	Ogden, Utah 84404
Date	5/11/2021

Schedules

Schedule I -- Scope of Work

The scope of work shall be as detailed in the document entitled "**Docket 22788: Stirling Battery Ecosystem (SBE9000) Using Propane**," which is attached to and incorporated as part of the Contract, excepting that the Work shall be to develop a 4-6 kW capacity unit in lieu of a 7-9 kW capacity unit, as detailed in the document entitled "**Docket 22788 Technical Scope Change Order Request**" and dated 4/5/2021, which is attached to and incorporated as part of the Contract. In all instances of disagreement between the two aforementioned documents, the document entitled "**Docket 22788 Technical Scope Change Order Request**" shall take precedence.

Schedule II -- Project Distribution List

The original of all Reports and all Deliverables shall be provided to the Council's Director, Research and Sustainability.

Schedule III -- Reimbursement Schedule

Not applicable.

Schedule IV -- Progress Payment Schedule

Total payments to the Grantee by the Council under the contract shall not exceed $450,000.00 in aggregate, for the satisfactory completion of the Work described in this Contract. Invoicing will be in accordance with the table, below, and standard accounting procedures. Invoices to be marked "PERC docket number 22788". The payment shall be made upon the Council's approval of the Grantee's invoice and final report.

Date	Milestone Deliverable	Go/No-go	Payment	% of Contract Amount	PERC Active Project Management
August 14, 2021	Market requirement specifications		$22,500	5%	Virtual visit
February 14, 2022	Product design freeze		$78,750	22.5%	Virtual visit
May 14, 2022	Complete testing of key components – Demonstrate engine heat-to-electric efficiency >30%	G/N	If milestone is met, $25,000 and proceed; If milestone is not met, $12,500 and project termination. Final report will be due	≤28%	Site visit
August 14, 2022	Prototype unit functioning and demonstrating >18% fuel-to-electric efficiency (DC). NOx and CO emissions < 0.2 lb/MWh		$25,000	33.6%	Virtual visit
November 14, 2022	Demo. unit functioning and demonstrating at least 20% @75% power level fuel-to-electric efficiency (DC). NOx and CO emissions < 0.1 lb/MWh. Limited manufacturing	G/N	If milestone is met, $140,000 and proceed; If milestone is not met, $70,000 and project termination. Final report will be due	≤64.7%	Site visit
May 14, 2023	Beta Testing: Testing complete at customer sites of at least one unit for at least 3 months. Testing data includes fuel-to-electricity efficiency, emissions, estimate of O&M costs including fuel costs		$90,000	84.7%	Virtual visit
November 14, 2023	Product launch and Press Release		$68,750	100%	Site visit and project close-out

PROPANE education & research COUNCIL

1140 Connecticut Ave. NW, Ste. 1075
Washington, DC 20036

T 202-452-8975 | F 202-452-9054

To: Tucker Perkins

From: Gokul Vishwanathan

Re: **Docket 22788** Technical Scope Change Order Request

Date: 4/5/2021

Dear Mr. Perkins,

I request your approval for the change order request for Docket 22788, the details for which are given below.

Background:

Docket 22788, Stirling Battery Ecosystem Using Propane (Qnergy, Inc.), was approved in the February 2021 Council Meeting. Through this project, Qnergy proposed to develop a 7-9 kWe (kW electrical) Stirling engine system for telecom tower backup power applications. Initial market analysis by Qnergy indicated that the 5G telecom market requires about 20% higher power than 4G, which is roughly 12 kW or 17 kVA. Hence, Qnergy was targeting the market with the intent of designing a 7-9 kW unit with 20% fuel-to-electrical conversion efficiency (DC) and low emissions of Nitrogen oxides, carbon monoxide and unburned hydrocarbons.

However, based on a recent market study funded by Qnergy, it was realized there is huge market potential and market size for a 4-6 kW generator size unit particularly for cell towers that need to be only upgraded from 4G to 5G. New cell towers (>8 kWe requirements) could use a modularized solution provided by Qnergy where two or more such Stirling generator units could be integrated into a containerized solution. This change in scope was communicated to the PERC Business Development team about a month after the project was approved in the February Council Meeting but before the milestones/deliverables were finalized. Hence, this change in scope was presented at the Power Gen Projects Team Meeting on March 9th, 2021. The change in scope was well received by the Power Gen Projects Team and it was also identified by the members of the project team that the generator could be extended for residential backup and CHP applications. The overall plan and milestones of the project remain the same as per the original scope. The performance (efficiency and emissions) metrics of the Stirling system remain the same as per the original scope. The only proposed change would be the focus on the development of a 4-6 kW unit in lieu of a 7-9 kW unit. As rightly identified by the Power gen Projects Team members, this size also opens an alley for residential combined heat and power and backup power generation markets.

Thank you.

Sincerely,

Gokul Vishwanathan

PROPANE education & research COUNCIL

Docket 22788: Stirling Battery Ecosystem (SBE9000) Using Propane

Qnergy

APPLICANT INFORMATION

Primary Contact: Ory Zik, CEO

Organization: Qnergy

Email: ory.zik@qnergy.com

Phone: 617.943.3215

Amount Requested: $ 450,000

Total Project Cost: $ 4,000,000

Other Funding Organizations/Amounts: $ 3,550,000 - Qnergy

Start Date: 03/01/2021

End Date: 06/30/2022

PERC Team Leader: Gokul Vishwanathan

Additional Vendors: N/A

EXECUTIVE SUMMARY

Project Summary

Describe the proposed product or idea, its importance, its benefits, and the market and/or audience it serves. Briefly outline the scope of work. If applicable, describe the key messages and deliverables, including who, what, where, and how they are delivered. Please limit response to 500 words.

In the last three years, Qnergy has deployed hundreds of its low maintenance remote-power systems in Oil & Gas, Telecom, signaling stations and various battery charging applications.

Based on the lessons learned from this activity, Qnergy is now developing a new power generator called PG8000. The new generator will aim at three large underserved markets: (1) Remote EV charging for light weight vehicles, either direct or as a backup to a solar + battery system; (2) Powering remote Telecom towers through battery charging; (3) Backup-power for high-end residential and small commercial buildings.

The new generator will have the same reliability and environmental performance as Qnergy's marketed PG5650 (see brochure) and will be optimized for the above applications that rely on propane.

The new generator aims to be lower cost (end user price $20,000 or less), higher power (8-10kW) and best-in class electric and electric + heat efficiency.
The scope of work includes:

1. Optimizing market-product fit
2. Design work for cost-reduction
3. Electronic control to improve efficiency and load-following
4. Scaleup – Qnergy's alternator is already 10kW. The other engine components will have to be scaled up as well to meet the 10kW output
5. Prototyping
6. Small quantity manufacturing
7. Beta testing
8. Initial deployment and commercialization

Strategic Importance

- *Describe how this initiative supports PERC's strategic plan.*
- *Describe how this initiative is important to the propane industry.*

The proposed project aligns with "Exploring the Future of Power Generation" strategic plan goal. Development of propane backup generators for telecom, EV charging and residential applications particularly focusing on diesel displacement.

Please see attached Word and PDF files for additional details.

Budget Impact

Market & Activity	Year Total	YTD Remaining	Remaining if Funded
Commercial > Product Development	$350,000	$350,000	$95,000
Off-Road > Product Development	$300,000	$300,000	$75,000

Three Year Funding History for Similar Dockets

Year	Docket	Budget $	Actual $	Results
N/A				

Success Measures

Describe the desired outcome of the project / measurement of success.

Commercialization of SBE9000 by 2023 demonstrating higher than 20% efficiency and low emissions of NOx, CO etc. with a target product price of $16,000. Longer term success measure is double digit market-share in the backup generators market.

Please see attached Word and PDF files.

PROPANE education & research COUNCIL

DETAILED BUSINESS CASE

Product

- *Describe the proposed product and its benefits.*
- *What is the expected cost per unit?*
- *How will the cost of the product compare to current options (first cost, operating cost)?*
- *To whom is the product directed? Define target audience, industry, and region.*
- *Will this project potentially lead to additional products, partnerships, or uses?*
- *Describe whether patents are required and their status.*

Proposed Product and Its Benefits

Qnergy is developing a Stirling Battery Charger and Temperature Controller called SBE9000 (Stirling Battery Ecosystem 9000W). The SBE9000 is a 9kW power generator based on the Free Piston Stirling (FPS) engine and directed primarily for deployment in cold climates. The system will use propane as a fuel.

The benefits to the customer are the 24x7 uptime through continuous power availability in off-grid (and sometimes on-grid) locations and increasing battery lifetime and performance due to freeze-off prevention and temperature stabilization. Note that the Stirling waste heat can be used to keep propane tanks warm, increasing vapor pressure at low temperatures and improving the effective efficiency.

The SBE9000 is planned to be a dual opposed Stirling engine with a metal 3D printed heater-head using additive manufacturing. The dual opposed configuration reduces cost due to intrinsic vibration damping. The additive 3D printing increases heater head surface area and therefore increases efficiency, while reducing cost. Electronics cost will be reduced by limiting output to 48VDC and 240A as a battery charging solution. Heating will be achieved using the Stirling excess heat. Lithium Ion Batteries work optimally at a temperature window of 15-350C (ScienceDirect) and it is important to keep them in that range. The SBE9000 will also use the Stirling excess heat for thermal stabilization of the batteries, preventing the reduction in performance and longevity that typically occur in cold climates.

Expected Cost per Unit

The expected cost (cBOM) per unit is $8,000. The average selling price around $16,000. The capital cost of $15,000-$20,000 is comparable to alternatives (high-end gas generators and fuel-cells), while the maintenance cost of the Stirling units is only a fraction (10%-20%) of the maintenance cost of the alternatives.

Comparison

Conventional internal-combustion gas generators have a few inherent deficiencies: frequent maintenance schedule (every few hundred hours); weak environmental performance (high level of noise, NOx and CO emissions). Fuel cells are a compelling alternative due to efficiency. However, the cost is still high while stack life and reliability are still low. The benefit of the Stirling-based system is the combination of superior environmental and economic performance and affordable cost and unparalleled reliability.

Target Market

The SBE9000 will be designed primarily for Telecom. Qnergy also closely monitors the light-duty EV charging market. The SBE9000 will be expandable to other battery charging applications.

From the technical standpoint, the preferred location of the initial launch should be a cold climate region (Northern U.S.). The preference to cold climates stems from the additional benefit of Stirling as a source of direct heat that can be administrated to protect the batteries from damaging low temperatures. One of the challenges of battery stations in freezing temperatures is the irreversible damage caused to the batteries by freezing. Qnergy already solves this challenge in its Oil & Gas installations, where its 6kW generator generates excess heat at 50,000 BTU per hour through a glycol heat trace for freeze-off prevention. The SBE9000 will provide similar benefits. However, from the regulatory perspective, California may be a more suitable area due to regulations to extend cell tower resiliency (CPUC).

Additional Products Partnerships and Users

The project can lead to a variety of generator sizes depending on target markets and applications. For example, 5G telecom requires about 20% higher power than 4G, about 12kW or 17kVA (Huawei).

In terms of additional markets and uses for the SBE9000, the product can be directed with small modifications to other markets such as high-end residential backup power. Residential backup fuel-cells and urban backup generators typically range from 2kW to 10kW. Overall the learning curve will lead to additional cost reduction and product variations.

We anticipate partnerships with telecommunication tower operators such as American Tower (ATC), Arqiva, Crown Castle, SBA Communications and others. We also anticipate partnership with battery companies such as TNR, EnerSys and Exide Technologies or EV Charging companies (ChargePoint, Electrify America, EVgo).

The natural candidate for this type of partnership is PERC and the Propane industry. Qnergy and the propane industry share the same interests and the propane industry also offers complementary services. The common success criteria for Qnergy and the Propane industry is maximizing the use of propane.

Intellectual Property

Qnergy owns all the intellectual property, knowhow, trade secrets and manufacturing tools to execute the project successfully. No patents (apart than those owned by Qnergy) are needed for the project.

Market

- *Describe the market and the need for the proposed product.*
- *Describe: (cite source of market information)*
  - *The size of the market.*
  - *The rate of growth for the market.*
  - *The degree of competition in the market.*
  - *Ability to penetrate the market.*
  - *Main competitors*
- *Is propane currently present in this market? With what applications? How will this product affect sales on the existing propane offerings?*

Market Needs

Solar and batteries are the clear winners of the transition to distributed energy. Both are low emissions and enjoy rapidly declining cost. Fully installed Photovoltaic panels reaching below $3/W (Energysage) and battery cost is reaching below $200/kWh (SPGlobal).

One of the critical missing components required for the dominance of batteries in an off-grid setup is effective backup. Solar is intermittent and batteries have a limited capacity. Currently, the combination of batteries and solar panels cannot provide an economical off-grid 24-hour solution. The market needs a reliable, affordable and clean backup generator that uses fuel. Propane is the preferred fuel since it is cleaner than diesel. Stirling is the preferred generator since it is safer, cleaner and more reliable than the alternatives.

There are multiple markets for a clean, quiet, efficient and reliable 9kW battery ecosystem solution. The commonality of all those markets is the need for reliable power in off-grid locations. The largest install-base is probably telecommunication towers. The fastest growing market maybe remote charging of light-duty electric vehicles. This market is still nascent. The SBE9000 focuses on these two markets.

Telecom

The U.S. has about 400,000 telecommunication towers (Generac). Qnergy assumes 10% retrofits and new installations per year as its available market (private communication with Galooli). The growth-rate is assumed similar to the global growth rate at about 4.5% CAGR (Mordor). The market may be much larger if the need for 72 hours cell-tower backup, as regulated in California will prevail in the entire country.

Even without regulations, increasing wireless data usage continues to compel wireless service providers to improve their networks' quality, and make investments on the coverage and capacity of their networks (Mordor). The 2020 COVID epidemic and recession makes communication even more urgent. These trends are expected to drive growth in infrastructure investments such as telecommunication in remote locations.

The leading competition is Generac with 40% market share in telecom (Generac). However, all generator companies are present in this market and can be considered competition. The challenge will be reducing cost and selling a superior product at an attractive price.

Following a similar strategy in the Oil & Gas industry, Qnergy intends to focus on a few large accounts and provide a 360-degree value-add service, which will lead to customer loyalty and further repeat sales. This strategy will work well in telecom since about a third of the towers are managed by less than ten companies (Statista), which makes the development of the go-to-market strategy easier.

One of the most interesting developments happens in California. The California Public Utility Commission (CPUC) is demanding wireless providers to adopt a 72-hour backup power, to ensure minimum service coverage is maintained during disasters or grid outages. The wireless providers have twelve (12) months from the effective date of this decision to implement this requirement (CPUC). On the other hand, cities in California is in the process of not allowing natural gas connections from new buildings (S&P). This combination may be an opportunity for Qnergy and PERC, in California and other locations that will follow California.

Light Duty EV Charging

The off-grid light vehicle EV charging market is not fully clear at this point. There are various advantages for early presence in the market and many unknowns. Qnergy will develop and adjust the SBE9000 as the market requirements evolve. The impact of the unknowns will be between being a player in a significant sector or a small niche.

Charging stations emerge on and off grid with on-site energy storage as a way to reduce demand charges for EV charging.

The competition will be a conventional generator, which will be much cheaper than a Stirling engine. The advantage of the Stirling engine is its reliability. Qnergy will have to invest in Power Electronics to find the right compromise between cost, capacity and charging time.

The charging time depends on the battery capacity and the charging power. SAE defines Level 1 (household 120 V AC) as the slowest, Level 2 (upgraded household 240 V AC) in the middle and Level 3 (super charging, 480 V DC or higher) as the fastest. Level 3 charge time can be as fast as 30 minutes for an 80% charge. For standard charging (up to 7.4 kW), some vehicles have in-built chargers, and can connected to the grid. For quicker charging (22 kW, even 43 kW and more), manufacturers have chosen two solutions:

(1) The vehicle's built-in charger, designed to charge from 3 to 43 kW at 230 V single-phase or 400 V three-phase.
(2) Use an external charger, which converts AC current into DC current and charges the vehicle at 50 kW.

Qnergy still has to define the best strategy. Per mention, using its built-in Power Electronics capabilities to optimize performance and minimize cost. This will be done withing the MRS stage.

Some of the considerations are highlighted here:

- EV charging is a fast growing market - Electric Vehicle Charging Infrastructure Market to Grow with A CAGR of 36.3% During 2020-2028 (Quince)
- The majority of the market is Level 2 charges (NREL). However, the majority of those are grid connected.
- Level 2 are relatively small (<9kW). The AC levels are + 12 RPH (miles range per hour charge) for cars with 3.7 kW on-board charger and + 25 RPH for cars with 6.6 kW on-board charger. Given that Qnergy's current generator is 5.6kW and future generator 9kW.
- The caveat is that L2 is slow charging. A full charge will take 5-10 hours and an hour gains 20-30 miles. Thus, the exact segment is still yet to be defined.
- We still need to clarify the market for an off-grid Level 2 charging
- Level 1 (120V) and Level 2 (240V) chargers supply power to the vehicles built-in battery charger.

There are a number of technoeconomic questions that Qnergy is looking into. These will impact the power electronics configuration:

- The vehicle battery packs usually have their own temperature regulation. Qnergy's thermal package will focus on the external battery
- The cost of a hybrid system with solar and generator where Qnergy slow-charge a fast charging 50kW battery stack
- The economic advantages of the SBE9000 in cold vs. warm climates
- Level 3 battery chargers bypass the vehicle charger and direct charge the vehicles battery at high speed and voltage i.e. 480V. Qnergy is considering building a level 3 charger that directly charges the vehicle battery pack and avoid the inverter electronics. This point is being considered

Project Scope

- *Describe the proposed project per task and the work entailed to complete the project.*
  - *Include product development and demonstration plans*
  - *Describe data to be collected.*
  - *Highlight areas of Propane Council involvement.*
- *Describe what is not covered by this scope of work.*

Product Development and Demonstration Plans

Each milestone will involve the Propane Council for feedback and information.

MRS

Qnergy is currently developing a market requirements specifications document (MRS). The MRS will detail the specifications of the SBE9000. The development of the MRS will be completed three months from project launch. Qnergy is looking forward to involve the Propane Council to comment on the specification document. The completion of the MRS is planned for Q2 2021.

PDR

In parallel, Qnergy begins the conceptual design of the SBE9000 based on the assumed MRS. The current plan is to build a dual opposed Stirling engine with a metal 3D printed heater-head using additive manufacturing. The use of propane is advantageous since it lowers the cost of the material that will be used in the SBE9000. The conceptual design is based on engineering choices, key performance parameters (efficiency, reliability, lifetime) and cost tradeoffs. A Preliminary Design Review is planned for Q3 2021.

CDR

Based on the PDR, Qnergy will work on a detailed design. A CDR (Critical Design Review) is planned for Q3 2021.

Prototyping

Qnergy will conduct rapid prototyping work to test and validate lower cost choices of material, geometries and components. Assuming a few test cycles and modifications, Qnergy expects a fully functional prototype that meets specs is in Q2 2022.

SQM

Small Quantity Manufacturing: Setting up the factory with small quantity production tooling to build a limited number of generators for the first year.

Demonstration unit

Once the prototype is tested and validated, Qnergy will build a demo unit that can be shown to customers and run reliability and longevity tests as an Alpha unit. The demo unit is expected to be completed in Q3 2022.

Beta Testing

Following a successful Alpha, Qnergy will select 3-5 beta customers to test the unit. Beta will begin in Q4 2022 and will be completed in Q1 2023. Qnergy hopes that the Propane Council will help in the selection and engagement of the beta customers.

Launch Plans

After the completion of the demonstration unit, Qnergy will begin working on the launch product. The work will include (but is not limited to) supply chain, production tools, support documents, marketing material etc.

The SBE will be formally launched on Q2 2023.

All the above tasks are part of the scope of work.

Risk Assessment

- *Identify 3-5 potential risks to the successful completion of the project or inability to meet outcome targets, how likely those are to happen, impact on the project, and how to resolve those risks.*
- *Indicate low, medium, or high for "Likelihood" and "Impact."*

Risk	Likelihood	Impact	Risk Resolution and/or Contingency Plan(s)
Unable to meet cost-target	Low	Low	If the time to meet cost-target exceeds the plan, then the commercial plan in the first years will focus on high-end customers that are willing to pay a premium for reliability, until cost will be reduced, and mass market can be addressed. The high-end customers are those that pay a high amount for maintenance and are thus less price sensitive. Qnergy has taken the same approach in Oil&Gas.
Another Stirling company offering a similar solution	Low	Medium	Qnergy is the only Stirling company with a power generator in the >1kW range using the Free Piston concept. There is one other Free Piston Stirling company (SunPower) but they are focusing on the <1kW range. The risk mitigation is to remain best in class in terms of performance and cost.
Unable to complete the project due to insufficient funds	Low	High	Qnergy is funded by Tene (a private equity firm) and the OGCI (Oil and Gas Climate Initiative). Both are very supportive of the program. Should such an event happen (insufficient funding), Qnergy will raise external funds through equity or debt, or alternatively draw from its own resources. Qnergy has demonstrated its ability to attract external funding.

Vendor Capabilities

- *Describe why applicant is suited to complete the work, including technical capabilities.*
- *Describe ability to commercialize the product (production, distribution, warranty)*
- *Discuss similar work completed.*
- *Identify personnel expected to work on this project*

Qnergy Inc. (www.qnergy.com) is the world's leading clean energy manufacturer of Free-Piston Stirling Engines and power generators based on the Stirling principle.
The company has decades of experience in building Stirling-based systems. In the last few years Qnergy has installed hundreds of generators throughout North America acquiring more than three million operating hours. Qnergy's current generators are in the 6kW range. These 6kW generators already use a 10kW alternator. The extension to 8kw-10kw is a natural extension of the current product.

Qnergy's 60,000 square foot facility in Ogden Utah is capable of building up to 10,000 generators per year. The company has the knowhow to open similar production facilities in other locations when the need arises.

Qnergy's operational team (manufacturing, supply chain, quality) has a vast experience in cost-efficient beginning-to-end production of Stirling-based power generators.

Qnergy has already installed battery charging units in telecom towers with low (<5kW) power requirements using Propane. Two examples are shown in Figure 1 and Figure 2. The goal of the current project is to reduce the cost and increase the power in order to increase market reach.



Figure 1. Qnergy's Telecom tower installation in Alaska, using Propane



Figure 2. Qnergy's Telecom tower installation in Alaska using propane. Winter temperatures below -40^0. The site can only be reached with a helicopter. Thus, the appeal of the Stirling engine as the lowest maintenance option. The system also uses glycol heat trace for de-freezing.

Warranty and service will be handled by Qnergy's customer support team. Qnergy's customer support team acquired deep experience of supporting in-warranty and out of warranty systems. Qnergy takes pride in its customer-centric approach. No technology is 'fool-proof' at launch. Qnergy's strength is the combination of superior technology with a Field-First approach, as manifested in these two customer quotes:
"The Qnergy PowerGen is the most reliable power source that I've ever had the pleasure of using in the field".
"The ability to troubleshoot a device in an hour, remotely is absolutely critical. Kudos to your team!"
This approach led the company to 300% y/y growth in the last few years.

Qnergy is also capable of offering unique business models such as providing the generator for free and selling 'energy as a service' as an ancillary business model. See an example of a similar approach (Compressed Air as a Service).

Similar past work include:

(1) The development and launch of the PG5650 (now successfully deployed across the North America Oil&Gas Industry).
(2) The development of a smaller system within the Department of Energy ARPA-E GENSETS program (launched as beta to select customers). This project demonstrates the use of grant proceeds for product development
(3) The development and launch of the CAP product line (Compressed-Air Pneumatics). This project demonstrates the rapid development of systems that meet very specific market requirements.

Qnergy's team cover all engineering, commercial, financial, and regulatory aspects. All team members will be involved in the project in the appropriate capacity:

Technology leadership:

- Isaac Garaway, CTO and Product Manager: Free piston Stirling pioneer. PhD. in engineering. Will own the technology direction and product-market fit analysis. LinkedIn
- Steve Maughan, VP Operations and Engineering: 15+ years' experience in similar projects will lead the execution part of the program. LinkedIn
- Jack Augenblick, Chief Engineer: 20+ years of experience and a world class expert in Stirling systems will lead the design, innovation and cost-down concept. LinkedIn
- Allen Peterson, Product Engineer: 20+ years of experience in similar projects (some government funded) and also a world -class Stirling expert. Allen will have vast contribution to the conceptual and detailed design as well as analysis and innovation. LinkedIn

Oversight:

- Ory Zik, CEO: Previously CEO of HelioFocus, Energy Points and QuantomiX, Ph.D. in physics. LinkedIn
- Jen Leininger, VP Finance and Administration: Previous financial roles at MediConnect Global and Singletrac Entertainment. LinkedIn

Commercialization:

- Dan Midea, VP of Sales and Marketing: Previously U.S. Sales Manager at Gentherm. LinkedIn

Cost/Benefit Analysis

- *What is the potential impact? (i.e. new gallons, units sold, persons trained, propane industry resource savings, etc.)*
  - *Provide five year estimated sales projections for the product (if applicable) and a list of factors that may influence the estimates.*
  - *How many gallons of propane does the product use per unit per year?*
- *What are the potential risks to achieving the impact? (i.e. fuel price; regulatory, environmental, or legislative considerations; propane marketer support)*

Unit sales forecast:

Year	2022	2023	2024	2025	2026	2027	2028	2029
Units	5	140	525	1,575	3,900	7,800	14,900	27,000

Note:

1. The first few years are consistent with Qnergy's growth in Oil &Gas (300% Y/Y)
2. 2029 assumes ~25% market share

The market that the SBE9000 focuses on has two choices: diesel and propane. It is unlikely that the world will go back to diesel "Natural Gas and Propane are the primary fuels. It is cleaner, greener & more cost effective for on-site power - US ~40% gas gen sales annually and growing 2x diesel" (Generac).

Budget

- *Outline cost per task, including estimated cost share (cash and in-kind).*
- *If applicable, indicate hourly rates, including overhead*

		Hours	blended rate	Labor Total	Material, Supplies & Expenses	Project Total	% Qnergy	Qnergy Contribution	PERC Share
Phase 0: Market Requirement Specs	$200,000	1200	$140	$168,000	$32,000	$200,000	75%	$150,000	$50,000
Phase 1: Preliminary Design	$300,000	2000	$140	$280,000	$20,000	$300,000	75%	$225,000	$75,000
Phase 2: Critical Design	$400,000	2400	$140	$336,000	$64,000	$400,000	75%	$300,000	$100,000
Phase 3: Prototype	$450,000	2600	$120	$312,000	$138,000	$450,000	75%	$337,500	$112,500
Phase 4: Demo	$350,000	2400	$120	$288,000	$62,000	$350,000	75%	$262,500	$87,500
Small Quantity Manufacturing	$900,000			$0	$900,000	$900,000	75%	$675,000	$225,000
Phase 5: Beta testing	$800,000	2300	$120	$276,000	$524,000	$800,000	75%	$600,000	$200,000
Launch	$600,000	1600	$120	$192,000	$408,000	$600,000	75%	$450,000	$150,000
TOTAL	**$4,000,000**	**14500**		**$1,852,000**	**$2,148,000**	**$4,000,000**		**$3,000,000**	**$1,000,000**

NOTE: *This project was discussed at length at the Research and Technology Development Advisory Committee meeting at which a consensus was arrived at to recommend this project to the February Council Meeting for $450,000 instead of the proposed funding request of $1,000,000, covering about 11% of each task.*

Timeline

- *Provide a detailed timeline of all activities, tasks, and milestones.*
- *Include commencement and completion dates.*
- *List most responsible person for each task.*

Task	Owner	Deliverable	Q1 2021	Q2 2021	Q3 2021	Q4 2021	Q1 2022	Q2 2022	Q3 2022	Q4 2022	Q1 2023
Project Launch	Ory Zik	Agreement	<>								
MRS (Market Requirement Specifications) detailed definition	Isaac Garaway	MRS document		<>							
Conceptual Design	Jack Augenblick	Conceptual drawings and CDR presentation			<>						
Testing and validation key components (heater head etc.)	Jack Augenblick	Test reports and hardware					<>				
Prototyping	Jack Augenblick	Working prototype						<>			
Demonstration unit	Steve Maughan	Demonstration unit							<>		
Beta testing	Isaac Garaway	testing at customer sites									<>
Marketing	Dan Midea	Marketing campaign									

Commercialization Plan

Positioning Strategy

- *Outline a possible positioning strategy for the commercial launch of the new product.*
- *Share how current leaders are positioned in the market.*

Qnergy intends to present a full solution for an improved performance of the power and extended battery life. Most players in the market offer generators and not a full solution.

For instance, Generac (40% market share in telecom) offers a full residential solution but not a full telecom solution (Generac). In telecom, Generac (on others) offers a power source not a full battery ecosystem.

Qnergy believes that the full solution approach is the next phase in the telecom and EV charging.

Potential distribution and channel approach(es)

- *State the possible challenges in reaching the market.*
- *Describe the distribution channels of partners/manufacturers.*
- *Identify opportunities to leverage existing marketing/outreach channel(s).*

Reaching the market requires dedicated and specialized channel partners. Qnergy plans to start with its existing distributors that can sell units in the few hundreds per year scale. As the project shifts to the thousand-per-year level, Qnergy will develop larger partnerships.

Qnergy's distribution channels are capable of seeding the market and developing it for the first year or two. Qnergy's distributors have deep understanding of power generators. They are fully trained to install and support Qnergy's products and they work closely with Qnergy's customer support team.


GDP
South Dakota
North Dakota
Montana
Wyoming Service & Supply
Wyoming
Colorado
Utah
GDA
New York
New Jersey
Farwest
California
MS Jacobs
Western Pennsylvania
Ohio
West Virginia
Kentucky
Icorr
Nevada
Arizona
New Mexico
RMS
Texas
Louisiana
Oklahoma
Figure 3. Qnergy's existing distribution channels

After the seeding stage, scaling will need hiring a dedicated commercialization team that will develop specific channels and partnerships with batteries, telecom and EV charging companies. Possible channels are the above-mentioned entities with telecommunication tower operators such as American Tower (ATC), Arqiva, Crown Castle, SBA Communications and others. We also anticipate partnerships with battery companies such as TNR, EnerSys and LG Chem Technologies.

Primarily Qnergy is looking to develop a partnership with PERC and propane companies. It is clear that Qnergy and propane companies have identical interest and complementary offerings. Qnergy and the propane industry want to maximize the use of propane.

Regarding manufacturing, Qnergy has a world-class fully integrated Stirling manufacturing facility in Ogden Utah that is capable of building about 10,000 systems per year.

Potential Marketing, Communications, and Promotional Requirements

- *Describe how the message(s) will be conveyed to the market.*
- *Identify opportunities to leverage existing channel(s). (i.e. ongoing outreach programs in other markets)*
- *Outline the marketing collateral that likely will be required.*
- *List any external agencies that will be utilized and identify the purpose for which they will be needed.*
- *Describe the timeline for the activities above for the first three years.*
- *Identify 3-5 features and benefits the product or service will provide from a customer perspective.*

Marketing collateral is similar to the material that Qnergy is using today. The company is looking to collaborate with Propane companies and the council on generating and distributing the material. Having joint webinars, articles and showcasing Qnergy units in tradeshows etc.

From the customer perspective the central benefits are:

1. Lowest total cost of ownership
2. The peace of mind (minimal maintenance)
3. Higher environmental performance.


Annualized TCO
$40,000,000
$35,000,000
$30,000,000
$25,000,000
$20,000,000
$15,000,000
$10,000,000
$5,000,000
$0
Diesel Generator
SBE9000
Fuel
Maintenance
Replacements (CapEx)

Figure 4. TCO comparison between a Telecom fleet using Qnergy vs. a Diesel generator. "Replacement" represents product cost

The assumptions leading to Figure 4. are illustrated in the following tables:

Assumptions	Value		Source/Comments
Number of sites (generators)	1,800		Galooli
Cost of battery bank per site	$6,000		Galooli
Average monthly energy consumption per site (kWh)	2,300		
Site Power Average Consumption (kW)	3.2		Despite low power, the industry typical value is 12kVA
Engine monthly hours operation	350		720 for no grid, 350 for Galooli model (~50% grid)
Engine energy supply (KWh/month)	1,118		

Input	DG	SBE9000	Source/Comments
Cost per generator (CAPEX)	$14,000	$18,000	Qnergy's price at 1,800 units. Including estimated $2k for a Propane tank and its shipment to site
Generator lifetime (H)	25,000	80,000	Galooli and Qnergy respectively
Type of fuel	Diesel	Propane	
Average fuel cost ($/L)	1.0	0.7	Took $3/gallon for U.S. diesel and $2/gallon of propane https://www.eia.gov/petroleum/heatingoilpropane/
Average generator fuel consumption (L/H)	2.5	2.6	Galooli and Qnergy (see sheet)
Fuel cost per hour	$2.5	$1.7	
Annual Fuel Cost	$18,651,316	$13,172,727	
Average cost of preventive maintenance per month	$350	$42	Galooli and Qnergy (see sheet)
Average cost of corrective maintenance per month	$200	$33	Galooli and Qnergy (see sheet)
Annual Maintenance	$11,880,000	$1,620,000	
Number of Generators replaced annually	302	95	
Annual Replacements	$4,233,600	$1,701,000	
Total Annual Expense	$34,764,916	$16,493,727	

Efficiency	DG	Qnergy	Source/Assumption
Fuel consumption (L/M)	875	927	
Conversion to kWh_th (kWh_th/L)	11.0	7.0	https://web.archive.org/web/20100825042309/http://www.ior.com.au/ecflist.html
Energy consumption (kWh_th/M)	9,625	6,515	
Efficiency (kWh_e/kWh_th)	12%	17%	Effective values no advertised values

The following tables show the superior reliability and environmental performance:

	Gas Generator	Qnergy
MTBF (h)	10,000	30,000

Service interval (h)	1,000	10,000
Engine lifetime (h)	25,000	80,000
Warranty (y)	1	3 (CAP system)

	Gas Generator	Qnergy
Emitted NOx (g/kWh)	6	0.066
Emitted CO (g/kWh)	2.5	0.012
Noise (db(A) in 1m)	>80	<60

Preliminary Training Needs

- *Identify which groups will require training (for example, propane marketers, customer service staff, maintenance, and channel and distribution partners).*
- *What type of training is required? (i.e. marketer, safety, user training)*

Qnergy has an established training program with a customer support infrastructure. Including the remote cloud-based reporting platform called SmartView. This system works with cell and satellite communication. The specific groups that will go through the program will be decided closer to the launch date.


SmartView
SmartView

Figure 5. Screenshots from SmartView. Left to right: installed units in North America, electricity supply, airflow and gas pressure.

Customer service and support needs

- *Identify the potential customer service and ongoing commercialization support requirements.*
- *List the resource that will likely be required for sustained support*

Customer support will be provided by Qnergy's support center. Today Qnergy provides customers with 24/7 live support with the following features and capabilities:

- Early alerts
- Custom reporting
- Over-the-air Upgrade
- Smart Analytics

Qnergy's customer support team will continue to lead customer support as required and train distributers and marketers if needed, as the company does today.

Expected Launch Date

- *State the target launch date/outreach kickoff*

The launch and outreach kickoff are planned to Q4 2022 to Q1 2023.

MEASUREMENT & EVALUATION

Project Metrics

- *Detail how success will be measured for this project overall and by tactic, what the metric is, and when it will be achieved.*

Project Deliverable Metrics	Metrics	By When (Date)
Testing and validation of key components will be completed	All parts are tested and validated for sub-system efficiencies	03/31/2022
Qnergy will build a demo unit that can be shown to customers	Complete reliability and longevity tests as an Alpha unit.	09/30/2022
Formal launch of the system	System commercialized and launched	06/30/2023
Market Outcomes	**Metrics**	**By When (Date)**
Full commercialization in 2023	140 units sold	12/31/2023

Partner Selection

- *What was the basis for selecting the recommended contractor?*
- *If the basis for selection is not via a competition, describe the unique qualifications this vendor possesses.*
- *For time and material work arrangements, list or attach the Principal Hourly Rates and the basis used to determine that the rates are competitive.*
- *How will matching funds be verified?*

Qnergy has tremendous technology, commercialization and fund raising capabilities (They raised $10M from the Oil and Gas Climate Initiative for commercializing Stirling driven compressors to the O&G fields). They have a 5.6 kW product already in market that can be fired with propane, natural gas and biogas. They are targeting to develop a 9 kW propane unit primarily for telecom markets and seeking PERC's assistance in new product development. They have an assembly line that can produce up to 10,000 units per year. They are an extremely capable commercialization partner.

10 kW Stirling Engine Battery Charger– Projections

Parameter	Value
Stirling power (kW)	9
Electrical conversion Efficiency (-)	0.2
Duty cycle per day (hours)	6
Duty cycle per year (hours)	2190
Fuel energy (kWh/year)	98550
Propane LHV (kWh/gallon)	24.8
Gallons consumed per unit per year (gallons/year)	3973.8

10 kW Stirling Engine Battery Charger– Projections

	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7
Unit sales	140	525	1575	3900	7800	14900	27000
Incremental gallons	556,332	2,086,245	6,258,735	15,497,820	30,995,640	59,209,620	107,292,600
Aggregate gallons	556,332	2,642,577	8,901,312	24,399,132	55,394,772	114,604,392	221,896,992
Lifetime gallons	8,344,980	31,293,675	93,881,025	232,467,300	464,934,600	888,144,300	1,609,389,000

gallons/unit/year	3973.8
Lifecycle (years)	15
Investment	$1,000,000

Investment	$1,000,000
Lifetime Margin	$2,163,495,672
Industry ROI	2163
Lifetime Assessment	$16,642,274
Assessment ROI	16X
Gallons/$ Invested	3328

PowerGen Remote Power Series

Qnergy
Reliable Remote Power

PowerGen Series

Designed for rugged and remote operation, the PowerGen remote power generator provides reliable electrical power supply to the most demanding and mission-critical loads. Based on Qnergy's no-maintenance and highly reliable PCK series Stirling engines, the generator package can work seamlessly with a variety of fuel supplies, including: natural gas, propane, ethane, biogas, and multiple associated gas streams. By means of its flexible and modular design, this generator package can be tailored to provide a broad range of power output architectures to meet the electrical requirements of each specific site load.

Assembled using lean manufacturing processes, the PowerGen is built to meet strict quality standards. The integrated components and controls are all designed to maximize the customer's ability to control and monitor their power-generation asset while minimizing servicing of any kind.



Benefits

- Prime Power Solution
- Low Cost of Ownership
- Unprecedented Reliability
- Suitable for Rugged Applications
- Load Following
- High Efficiency
- Multiple Fuel Options
- Plug and Play Installation
- Small Footprint
- Hybrid Capabilities

What Makes Qnergy PowerGen Your Remote Power Solution?

QNERGY STIRLING ENGINE


No Maintenance
Zero Lubrication
Frictionless Piston
Enclosed System
Multiple Fuel Sources
High Efficiency
Heat Source

Each PowerGen Remote Power System utilizes **Qnergy's** unique PCK80 Stirling Generator

APPLICATIONS

- **Artificial Lift**
- **Communication & SCADA**
- **Monitoring, Security & Safety**
- **Prime Power**
- **Renewable Hybrid**
- **Well Pad Automation**
- **Cathodic Protection (ICCP)**

Qnergy has an experienced design and integration team that works to meet customer specific power needs!





www.qnergy.com

PowerGen Specification	5650 Series	1800 Series	1200 Series	600 Series
Power Output*	5,650 Watts	1,800 Watts	1,200 Watts	600 Watts
Fuel Type	Gaseous Fuels: NG, LPG, Propane, Wellhead Gas			
Fuel Consumption (max)	3,964 ft^3/day (NG) 44.4 gal/day (Propane)	1,300 ft^3/day (NG) 10 gal/day (Propane)	935 ft^3/day (NG) 7.2 gal/day) (Propane)	550 ft^3/day(NG) 4.3 gal/day (Propane)
Fuel Pressure Range	3-50 PSI (Natural Gas) 2-10 PSI (Propane)			
Caloric Value (min / max)	751/3,382 BTU/ft^3			
Ambient Temperature Operation** Ambient Temperature Rated (Startup)	-13°F to 122°F 5°F to 122°F			
Cabinet Electrical Rating***	IP54			
Electrical Configuration	120/240 VAC Split Phase			
Certification	cETLus (UL2200) (CSA C22.2#100/C22.2#14)e3w			
Dry Weight	866 lbs (392 kg)			

* For detailed performance data, please request the engineering specification document

** Ask about a low temperature operation package (down to -40°F)

*** Additional electrical output configurations available

Additional Feature Options:

- Glycol Heat Trace
- Extreme Low Temperature Module
- Remote Monitoring
- Extended Standby
- Impressed Current Cathodic Protection
- Three Stage Battery Charging
- Configurable Voltage Outputs
- Gas Pressure Reduction System
- Custom Enclosure Color
- Fuel Conditioning
- Hybrid Compatible
- Sour Gas Service
- Heat Recovery
- Enhanced Security



69.4
(1764)
28.1
(714)
2 Hole Sizes
Available (diameter):
0.98 (25)
0.63 (16)



57.2
(1453)
2 Mount Widths
Available:
30.5 (775)
32.75 (832)

Qnergy

Reliable Remote Power

PowerGen Remote Power Series

Qnergy (q-ner-gy) is a company focused on providing ultra-reliable power solutions. Our technology is rugged, cost-effective, and efficient. With more than 40 years of expertise and proven reliability, Qnergy brings proprietary, high-performance Free-Piston Stirling Engine technology to the marketplace to integrate within commercial and industrial applications.

www.qnergy.com